UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2008

VONAGE HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32887	11-3547680
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23 Main Street, Holmdel, NJ	07733
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 528-2600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 10, 2008, Vonage Holdings Corp. (the “Company”) and Nortel Networks Inc. and Nortel Networks Limited (collectively, “Nortel”) entered into a Settlement Agreement (the “Agreement”) effective January 1, 2008, to implement the terms of the Memorandum of Understanding entered into by the parties on December 28, 2007.

Dismissal of Litigation

Pursuant to the terms of the Agreement, the Company and Nortel agree to file within five days of the Agreement between the parties Joint Stipulations for Dismissal, without costs, dismissing without prejudice all claims and counterclaims in Vonage Holdings Corp. v. SBC Internet Services, Inc., et al., pending in the United States District Court for the Northern District of Texas, Fort Worth Division, (the “Texas Action”) and Vonage Holdings Corp. v. Nortel Networks Inc., et al., pending in the United States District Court for the District of Delaware (“the Delaware Action”). Further, the Company agrees to dismiss without prejudice Central Telephone Company of Texas from all claims related to three of the Company’s patents in the Texas Action.

Cross-License

Pursuant to the Agreement, the Company grants to Nortel and its affiliates a worldwide, non-exclusive, paid-up, transferable (subject to certain limitations) license under three of the Company’s patents relating to Voice over Internet Protocol (“VoIP”) technology (the “Vonage Patents”). Nortel has the right to grant limited sublicenses to its customers to use the licensed products and services when manufactured or sold by Nortel, and to transfer the license rights in conjunction with a change of control of Nortel.

Pursuant to the Agreement, Nortel grants to the Company and its affiliates a worldwide, non-exclusive, paid-up, transferable (subject to certain limitations) license under three of Nortel patents relating to VoIP technology. The Company the right to grant limited sublicenses to its customers to use the licensed products and services, and to transfer the license rights in conjunction with a change of control of the Company.

Either party may terminate the licenses described above if the other party (a) brings a patent infringement suit against that party with respect to patents not licensed thereunder or (b) brings a patent infringement suit against a third party which third party asserts a good faith claim of indemnification against either the Company or Nortel or any of their affiliates.

Covenant Not to Sue and Release

The Company covenants not to sue Nortel customers for patent infringement of the three licensed Vonage Patents by reason of Nortel customers using licensed products or services and will not seek any damages or costs either during the term of the license or prior to January 1, 2008 from Nortel customers for such use; provided, however, such covenant will become ineffective should Nortel bring a patent infringement suit against the Company or any of its customers, prior to the Company bringing any such suit against Nortel.

Nortel covenants not to sue suppliers of products or services to the Company, during the term of any Nortel Patent, for infringement of any Nortel Patent to the extent the Company indemnifies them for patent infringement for providing products or services to the Company.

The Company also releases Central Telephone Company of Texas and its customers from all claims, demands and rights of action with respect to any act of infringement or alleged infringement of any of the Vonage Patents by Central Telephone Company of Texas or its customers prior to January 1, 2008.

The description of the Agreement contained herein is qualified in its entirety by the complete text of the Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VONAGE HOLDINGS CORP.

Date: March 14, 2008	By:	/s/ John S. Rego
John S. Rego
Executive Vice President, Chief Financial Officer and Treasurer